Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated October 1, 2015 (including amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of Remark Media, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:            October 1, 2015

DIGIPAC, LLC

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Manager

PACIFIC STAR CAPITAL MANAGEMENT, L.P.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Investment Officer

PACIFIC STAR HSW LLC

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Authorized Signatory

/s/ Kai-Shing Tao
KAI-SHING TAO